EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S–3 and related Prospectus of our report dated March 18, 2010, relating to the consolidated financial statements of World Heart Corporation as of December 31, 2009 and 2008 and for each of the three years in the period ended December 31, 2009, which appear in the Annual Report on Form 10–K for the year ended December 31, 2009. We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ Burr Pilger Mayer, Inc.
San Francisco, California
November 15, 2010